                                                                    EXHIBIT 12.1


                    Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                 (in millions)



                                                             First Half           For the Years Ended December 31,
                                                                2004       2003      2002       2001       2000       1999
                                                             ----------  -------    -------    -------    -------    -------
Earnings
--------
Income/(loss) before income taxes, minority interest and
   change in accounting                                       $   111    $(1,150)   $  (117)   $  (169)   $   439    $ 1,172
Earnings of non-consolidated affiliates                           (29)       (55)       (44)       (24)       (56)       (47)
Cash dividends received from non-consolidated affiliates           38         35         16         12         17         24
Fixed charges                                                      64        126        139        174        215        173
Capitalized interest, net of amortization                           1          3          1         (2)        (3)        (1)
                                                              -------    -------    -------    -------    -------    -------
     Earnings                                                 $   185    $(1,041)   $    (5)   $    (9)   $   612    $ 1,321
                                                              =======    =======    =======    =======    =======    =======

Fixed Charges
Interest and related charges on debt                          $    49    $    97    $   109    $   139    $   176    $   149
Portion of rental expense representative of the
   interest factor                                                 15         29         30         35         39         24
                                                              -------    -------    -------    -------    -------    -------
     Fixed charges                                            $    64    $   126    $   139    $   174    $   215    $   173
                                                              =======    =======    =======    =======    =======    =======

Ratios
------
Ratio of earnings to fixed charges*                               2.9        N/A        N/A        N/A        2.8        7.6

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*  For the years ended December 31, 2003, 2002 and 2001, fixed charges exceeded earnings by $1,167 million, $144 million and $183 million, respectively, resulting in a ratio of less than one.